EXHIBIT 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in Amendment No. 2 to Form S-8, Registration Statement No. 333-02845, of Wausau-Mosinee Paper Corporation relating to the registration of 600,000 shares of its common stock, no par value, in connection with the Wausau-Mosinee Paper Corporation Savings and Investment Plan (the "Plan") of our report dated September 17, 1997, appearing in Registrant's annual report on Form 10-K for the year ended August 31, 1997, of our report dated February 3, 1998, appearing in Registrant's Annual Report to shareholders for the year ended December 31, 1997, and of our report dated June 29, 1998, appearing in the Plan's Annual Report on Form 11-K for the year ended December 31, 1997, and to all references to our Firm included in the Registration Statement on Form S-8.




                                   WIPFLI ULLRICH BERTELSON LLP

 October 21, 1998
 Wausau, Wisconsin

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